EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 3 to Registration Statements No. 333-112246 on Form S-4 of our report dated March 31, 2005 (which report expressed an unqualified opinion and included an explanatory paragraph related to a change in reporting entity) relating to the financial statements and financial statement schedule of Morris Publishing Group, LLC and Subsidiaries appearing in the Annual Report on Form 10-K of Morris Publishing Group, LLC and Subsidiaries for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in The Prospectus which is part of such Registration Statement.

Atlanta, Georgia

March 31, 2005

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